Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

LSB Industries, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-58225) pertaining to the 1993 Stock Option and Incentive Plan, the Registration Statements (Forms S-8 No. 333-62831, No. 333-62835, No. 333-62839, No. 333-62843, and No. 333-62841) pertaining to the registration of an aggregate of 225,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for various employees, the Registration Statement (Form S-8 No. 333-98359) pertaining to the 1998 Stock Option and Incentive Plan and Outside Directors Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-110268) pertaining to the registration of an aggregate of 804,000 shares of common stock pursuant to certain Non-Qualified Stock Option Agreements for various employees, the Registration Statement (Form S-8 No. 333-145957) pertaining to the registration of an aggregate of 450,000 of common stock pursuant to certain Non-Qualified Stock Option Agreements for two employees, and the Registration Statement (Form S-3 No. 33-69800) of LSB Industries, Inc. and in the related Prospectuses of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedules of LSB Industries, Inc., and the effectiveness of internal control over financial reporting of LSB Industries, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

ERNST & YOUNG LLP

Oklahoma City, Oklahoma
March 13, 2008